Exhibit 10.3

Execution Copy

SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS

This Separation Agreement and Release of All Claims (the “Agreement”) is entered into by and between Erwin Eichmann (referred to hereinafter as “you” or the “Executive”) and TheStreet, Inc., a Delaware corporation (the “Company”). The Executive and the Company hereinafter collectively referred to as the Parties.

RECITALS

WHEREAS, the Company and the Executive previously entered into a Severance Agreement dated November 5, 2014 (the “Severance Agreement”) that set forth certain severance protections, subject to certain conditions, if the Company terminates the Executive’s employment without Cause (within the meaning of the Severance Agreement);

WHEREAS, the Company previously granted the Executive options to purchase common stock of the Company as follows: (i) 150,000 shares on August 17, 2012; and (ii) 125,000 shares on September 13, 2013 (each, an “Option” and collectively, the “Options”);

WHEREAS, the Company previously granted the Executive an award of 25,000 restricted stock units on February 1, 2013 (the “RSU Award” and together with the Options, the “ Equity Awards”);

WHEREAS, the Executive and the Company have mutually agreed to the termination of Executive's employment, which the Company will treat as a termination without Cause (for purposes of the Severance Agreement) effective as of December 31, 2015 (the “Termination Date”);

WHEREAS, for the period from the date of delivery of this Agreement, December 16, 2015 (the “Notice Date”) until the Termination Date (such period, the “Transition Period”), the Executive will provide transition services on an as needed basis at the request of the Company (the “Transition Services”);

WHEREAS, the Company desires, and the Executive agrees, to provide consulting services (the “Consulting Services”) from the period commencing on January 1, 2016 and ending on March 31, 2016 (the “Consulting Period”), as described more fully herein; and

WHEREAS, the Parties desire to formalize the terms and conditions related to the Transition Services, the Consulting Services and the termination of the Executive’s employment relationship with the Company pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, and for other good and sufficient consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive agree as follows:

AGREEMENT

1.           Transition Services and Separation From Service.

(a)          The Executive understands that effective as of the Notice Date, the Executive will cease to be the Chief Business Officer of the Company. After the Notice Date, the Executive will not hold himself out as representing the Company or otherwise attempt to bind the Company to any contractual arrangements.

(b)          Effective as of the Notice Date, the Executive shall become a non-Executive employee of the Company and, in such position, shall provide Transition Services as reasonably requested by the Company until the Termination Date. The Executive will not be required to come to the office during the Transition Period and may take accrued, but unused, vacation during the Transition Period. Effective as of the Termination Date, the Executive will cease to be an employee of, or have any connection with, or claims against the Company (except for payments or benefits due hereunder).

(c)          During the Transition Period, subject to the compliance with the terms of this Agreement and the reasonable requests of the Company, the Executive shall continue to receive his base salary based on his current annual rate of base salary of $220,000, which shall be paid in accordance with the Company’s normal payroll practices, subject to applicable federal, state, local and employment tax withholding. Additionally, during the Transition Period, the Executive will remain eligible to participate in the employee benefits offered by the Company in accordance with the terms of such employee benefit plans, including, without limitation, continued vacation accrual during the Transition Period. The Executive’s right to participate in the employee benefits offered by the Company shall cease on the Termination Date, except as set forth herein or as required by applicable law.

2.          Accrued Benefits. On the Termination Date, the Executive will be paid $9,166.67, which will represent all of the Executive’s salary, all of your accrued, but unused, vacation and all other wages earned through the Termination Date, less all applicable withholdings and required deductions. The Executive agrees that as of the Termination Date, the Executive has been paid all compensation due the Executive as of the Termination Date by virtue of the Executive’s employment, in keeping with the Company’s policy and practice, except any payments or rights pursuant to this Agreement that will be paid following the Termination Date.

3.          Restrictive Covenants. The award agreements evidencing the Equity Awards (collectively, the “Equity Agreements”) and the Severance Agreement both contain certain restrictive covenants applicable to the Executive following his termination of employment. The Company agrees to waive the non-competition restrictive covenants in the Equity Agreements and the Severance Agreement, but the remainder of the restrictive covenants shall remain in full force and effect. For purpose of this Agreement, the term “Restrictive Covenants” shall mean the restrictive covenants set forth in the Equity Agreements and the Severance Agreement that are not specifically waived herein.

4.          Benefits. If the Executive timely signs and does not revoke this Agreement, continues to comply with the Restrictive Covenants and he complies with this Agreement, he will be eligible for the benefits set forth below in consideration of his Transition Services, the Consulting Services, cooperation with the Company and releases of claims in favor of the Company:

(a)          Severance Benefits. The Executive will be entitled to the severance benefits set forth in Section 1 of the Severance Agreement after the Termination Date, as follows:

(i)          cash salary continuation severance in an amount equal to $110,000, less all applicable withholdings and other required deductions, which will be paid to the Executive in substantially equal installments over a six (6) month period in accordance with the Company’s regularly scheduled payroll dates beginning with the first regular payroll date that occurs after the Termination Date; and

(ii)         provided the Executive is eligible for, and timely elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will reimburse the Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to the Executive’s Termination Date, to the extent otherwise eligible for such coverage) for the Executive and the Executive’s covered dependents until the earliest of (x) the date that the Company has paid premiums for COBRA coverage for twelve (12) months, (y) the date when the Executive receives substantially equivalent health insurance coverage in connection with new employment or self-employment, and (z) the date that the Executive (or the Executive’s spouse or dependents) are no longer eligible for COBRA coverage.

(b)          2015 Bonus. Although the Executive is not otherwise entitled to receive a bonus for the fourth quarter of calendar year 2015 or the true-up bonus payable for calendar year 2015 because he will not be employed on the date such bonuses are paid for calendar year 2015, the Company will pay the Executive an amount equal to the full amount of the quarterly bonus he would have received for the fourth quarter of calendar year 2015, based on actual company performance with no hold back for individual performance, at the time bonuses are paid to other executives of the Company. Additionally, the Company will pay the Executive the full amount of the annual holdback that is paid as an annual bonus, based on actual company performance, with no hold back for individual performance, at the time bonuses are paid to other executives of the Company.

(c)          Post-Termination Consulting.

(i)          Consulting Services (“Consulting Agreement”). The Executive agrees that during the Consulting Period, the Executive shall provide Consulting Services as reasonably requested by the Company, through, and only through, its Chief Executive Officer (CEO) or any other person designated by the CEO, concerning transition of employment matters with which the Executive has been involved or has knowledge; provided that, in each case, (a) the Company shall provide the Executive with reasonable advance notice when requesting such services or assistance, (b) the Company shall exercise reasonable efforts to schedule any services or assistance requested so as to not unreasonably disrupt the Executive’ business and personal affairs and the Executive shall exercise reasonable efforts to fulfill the Company’s consulting requests in a timely manner, notwithstanding his personal and other business commitments. The Consulting Period may be terminated by the Company at any time if the Executive refuses or is unable to fulfill his consulting obligations hereunder (including, without limitation, by reason of death, disability, or resignation). Subject to the preceding sentences, the Consulting Services shall in no way prohibit the Executive’s right and ability to find and commence alternative full-time employment or to provide consulting services to another organization; it being understood that the Executive’s acceptance of such alternative full-time employment or consulting services shall not constitute a refusal or inability to fulfill the Consulting Services.

(ii)         Consulting Services Compensation. During the Consulting Period, the Executive shall be paid $18,333 (the “Monthly Consulting Rate”) monthly in arrears – that is, at the end of January, February and March.

(iii)        Consulting Services. To the extent the Company deems necessary, the Executive shall have appropriate access to the Company’s computer network and other Company property during the Consulting Period. The Company knows, understands and agrees that the Executive may perform the Consulting Services under this Agreement off-site, by e-mail and/or by telephone and that the Executive’s presence on-site at the Company headquarters in New York City, NY, is not required to perform the Consulting Services; provided further, however, upon reasonable request by the Company, the Executive agrees to participate in on-site meetings periodically with the Company management or staff as part of performance of his Consulting Services so long as the Company complies with the requirements set forth in subparagraph 4(c)(i) above.

(iv)        Reimbursement of Consulting Expenses. Pursuant to and in accordance with the Company expense policies then in effect, the Company shall promptly reimburse the Executive, upon receipt of reasonable documentation, for all out-of-pocket expenses necessarily incurred by the Executive, including reasonable expenses for travel and accommodations (but, in each case, only to the extent that the Executive has been requested or authorized, in accordance with the terms hereof, to incur such expenses in relation to his consulting responsibilities) for the purpose of providing any Consulting Services required under this Section 4(c).

(v)         Status as a Consultant. The Executive will not be treated as an employee of the Company for any purpose with respect to such Consulting Services, including for purposes of any of the Company’s benefit plans.

(vi)        Equity Awards. During the Consulting Period, the Executive will continue to be a service provider to the Company and, therefore will continue to vest with respect to the Equity Awards in accordance with the original vesting schedules. Any portion of the Options originally classified as incentive stock options (the “ISO Options”) will continue to be incentive stock options until March 31, 2016. Any portion of the ISO Options not exercised as of March 31, 2016 will automatically convert to nonqualified stock options on April 1, 2016. The Executive’s post-termination exercise period with respect to the Options will commence on the date the Executive ceases to provide Consulting Services, which will be March 31, 2016 – that is, the Executive will have ninety (90) days following March 31, 2016 during which to exercise the Options. Any outstanding and unvested Equity Awards, both RSUs and Options, will accelerate and fully vest on March 31, 2016.

(vi)        SEC Filings. The Company shall make all filings on behalf of the Executive with respect to the RSUs and the Options, including, without limitation, any filings on Forms 3, 4, 5 or pursuant to Section 16. The Company acknowledges that the Executive shall not be subject to any blackout or window trading periods with respect to the RSUs and the Options following the Termination Date. The Executive acknowledges that he has neither purchased nor sold any shares of the Company stock during the past twelve months.

5.          General Releases and Waivers of Claims.

(a)          The Executive’s Release of Company. In consideration of the payments and benefits provided to Section 3 under the Agreement and after consultation with counsel, the Executive on behalf of him and each of his respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasing Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its current and former subsidiaries and affiliates and each of their respective current and former officers, employees, directors, shareholders and agents (“Company Parties”) from any and all claims, actions, causes of action, rights, judgments, fees and costs (including attorneys’ fees), obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Releasing Parties may have, or in the future may possess, arising out of any aspect of the Executive’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof; provided, however, that the Executive does not release, discharge or waive (i) any rights to payments and benefits provided under the Agreement, (ii) any right the Executive may have to enforce this Release or the Agreement, (iii) the Executive’s eligibility for indemnification in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, any applicable insurance policy or any contract or provision to which the Executive is a party or as to which the Executive otherwise is entitled to indemnification benefits, with respect to any liability she incurred or might incur as an employee, officer or director of the Company, (iv) any claims for accrued, vested benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under COBRA or the Employee Retirement Income Security Act of 1974, or (v) any rights under or in respect of the Equity Agreements (collectively, the “Applicable Agreements”).

(b)          The Executive’s Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Agreement, the Executive on behalf of him and the other Releasing Parties hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Releasing Parties may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to him the terms of this Agreement, including, without limitation, the terms relating to his/her release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than twenty-one (21) days to consider the terms of this Agreement and to consult with an attorney of his choosing with respect thereto; and (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement. The Executive also understands that he has seven (7) days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company a written notice of his/her revocation of the release and waiver contained in this paragraph.

(c)          Company’s Release of the Executive. The Company for itself and on behalf of the Company Parties hereby irrevocably and unconditionally release and forever discharge the Releasing Parties from any and all Claims, including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of any aspect of the Executive’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof, excepting (i) any Claim which would constitute or result from conduct by the Executive that constituted the basis for termination for Cause (within the meaning of the Severance Agreement) or could be a crime of any kind, or (ii) rights arising under or in respect of the Equity Agreements. Anything to the contrary notwithstanding in this Release, nothing herein shall release the Executive or any other Releasing Party from any Claims based on any right the Company may have to enforce this Agreement or any of the Applicable Agreements.

(d)          No Assignment. The parties represent and warrant that they have not assigned any of the Claims being released under this Agreement.

6.            No Admission. Nothing contained in this Agreement shall constitute or be treated as an admission by you or the Company of any liability, wrongdoing, or violation of law.

7.            Proceedings. Neither the Executive nor the Company have filed any complaint, charge, claim or proceeding against the other party before any local, state or federal agency, court or other body relating to the Executive’s employment or the termination thereof (each, individually, a “Proceeding”).

8.            Cooperation with the Company. In addition, the Executive shall, without further compensation, cooperate with and assist the Company in the investigation of, preparation for or defense of any actual or threatened third party claim, investigation or proceeding involving the Company or its predecessors or affiliates and arising from or relating to, in whole or in part, the Executive’s employment with the Company or its predecessors or affiliates for which the Company requests the Executive’s assistance, which cooperation and assistance shall include, but not be limited to, providing truthful testimony and assisting in information and document gathering efforts. In connection herewith, it is agreed that the Company will use its reasonable best efforts to assure that any request for such cooperation will not unduly interfere with the Executive’s other material business and personal obligations and commitments.

9.            Confidential Information. At all times in the future, you will remain bound by the confidentiality provisions that you are subject to pursuant to the Company’s employee handbook, the Equity Agreements and the Company’s Code of Business Conduct & Ethics; Statement of Policies on Investments (collectively, the “Confidentiality Agreements”). You may request a copy of any of the Confidentiality Agreements from Ronni Diamant at any time and the Company will provide you such documents within two business days after your request.

10.          Return of Property. You agree that, as of the Termination Date, you have returned to the Company any and all Company property in your possession or control, including, without limitation, equipment, documents (in paper and electronic form), credit cards, and phone cards and/or you have returned or destroyed all Company property that you stored in electronic form or media (including, but not limited to, any Company property stored in your personal computer, USB drives or in a cloud environment); provided, however, that you may retain your Company-provided laptop. This Section 10 shall not apply to any items that the Company determines are necessary for you to provide the Consulting Services; provided that any such items shall instead be returned as of the end of the Consulting Period); provided, further, that you may retain your Company-provided laptop.

11.           Opportunity to Consult with Counsel. The Executive acknowledges that he has had an opportunity to consult with and be represented by counsel of the Executive’s choosing in the review of this Agreement, that you have been advised by the Company to do so, that the Executive is fully aware of the contents of the Agreement and of its legal effect, that the preceding paragraphs recite the sole consideration for this Agreement, and that the Executive enters into this Agreement freely, without duress or coercion, and based on the Executive’s own judgment and wishes and not in reliance upon any representation or promise made by the Company, other than those contained herein.

12.          Mutual Non-Disparagement. You agree not to disparage the Company or to do anything in a manner likely to portray the Company, its products or personnel in a negative light or that might injure the Company’s business or affairs. This would include, but is not limited to, disparaging remarks about the Company as well as its shareholders, officers, directors, employees, agents, advisors, partners, affiliates, consultants, products, services, formulae, business practices, corporate structure or organization, and marketing methods. The Company shall not, and it shall direct the executive officers and directors of Company to not, make statements that disparage Executive in a manner likely to be harmful to Employee’s business or personal reputation.

13.          No Reemployment. You acknowledge that you will have no right to employment with the Company after the Termination Date and that you shall not apply for reemployment with the Company after the Termination Date.

14.         Section 409A. You and the Company intend that all payments made under this Agreement are exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, the regulations and other guidance there under and any state law of similar effect (collectively “Section 409A”) so that none of the payments or benefits will be subject to the adverse tax penalties imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt. In no event will the Company reimburse you for any taxes or other penalties that may be imposed on you as a result of Section 409A and you shall indemnify the Company for any liability that arises as a result of Section 409A.

15.         Entire Agreement. You agree that except for the Confidentiality Agreements, and except as otherwise expressly provided in this Agreement, this Agreement renders null and void any and all prior or contemporaneous agreements between you and the Company or any affiliate of the Company, including, but not limited to, the Employment Agreement. You and the Company agree that this Agreement constitutes the entire agreement between you and the Company and any affiliate of the Company regarding the subject matter of this Agreement, and that this Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

16.         Choice of Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of New York.

17.         Severability. The provisions of this Agreement are severable. If any provision of this Agreement is held invalid or unenforceable, such provision shall be deemed deleted from this Agreement and such invalidity or unenforceability shall not affect any other provision of this Agreement, the balance of which will remain in and have its intended full force and effect; provided, however that if such invalid or unenforceable provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to have been modified so as to be valid and enforceable to the maximum extent permitted by law.

18.         Headings. The headings of the Sections of this Agreement are provided for convenience only. They do not alter or limit, in any way, the text of any Section of this Agreement.

19.         Execution in Counterparts. You agree that this Agreement may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one agreement. Execution of a facsimile copy or scanned image shall have the same force and effect as execution of an original, and a facsimile signature or scanned image of a signature shall be deemed an original and valid signature.

20.        Execution Deadline.

(a)          You have until 5:00 p.m. PT on January 6, 2016 (the “Release Deadline”) to accept the terms of this Agreement, which provide you with twenty-one (21) days to review the Agreement from the Notice Date. The Executive acknowledges that this Agreement does not apply to any new claims that may arise after this Agreement is executed by the Executive.

(b)          As you will continue to provide Transition Services until the Termination Date, in order for the Company to accept this Executive Agreement, you must execute and return the Agreement on or after the Termination Date and prior to the Release Deadline, but do not return the Agreement prior to the Termination Date.

(c)          If the Agreement does not become effective and irrevocable by the 8th day following the Release Deadline, the Executive will forfeit any right to severance payments under this Agreement.

[Signature Page Follows]

To accept this Agreement, please sign and date this Agreement and return it to Ronni Diamant. You have until 5:00 p.m. PT on January 6, 2016 to review and consider this Agreement and to provide Ronni Diamant with an executed copy thereof. Please indicate your agreement with the above terms by signing below.

Sincerely,

THESTREET, INC.

By:
(Signature)

Name:	Elisabeth DeMarse

Title:	Chief the Executive Officer

You have up to 21 days after receipt of this Agreement within which to review it and to discuss with an attorney of your own choosing, at your own expense, whether or not you wish to sign it. Furthermore, you have 7 days after you have signed this Agreement during which time you may revoke this Agreement. If you wish to revoke this Agreement, you may do so by delivering a letter of revocation to Ronni Diamant, no later than the close of business on the 7th day after you sign this Agreement. Because of the revocation period, if you don’t revoke this Agreement, you understand that this Agreement shall not become effective or enforceable until the 8th day after the date you sign this Agreement (the “Effective Date”).

My agreement with the terms of this Agreement is signified by my signature below. Furthermore, I acknowledge that I have read and understand this Agreement and that I sign this release of all claims voluntarily, with full appreciation that at no time in the future may I pursue any of the rights I have waived in this Agreement.

Signed		Dated:
Erwin Eichmann